CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements and Reports” in the Statement of Additional Information and to the incorporation by reference of our report, dated May 20, 2011, on the financial statements and financial highlights of the Williamsburg Investment Trust, comprised of The FBP Balanced Fund and The FBP Value Fund included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2011, in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, No. 033-25301) of Williamsburg Investment Trust, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
October 24, 2011